EXHIBIT 99.1

FOR IMMEDIATE RELEASE                        www.fairchildsemi.com
JANUARY 16, 2003

                                             Investor Relations:
                                             Pete Groth
                                             207-775-8660
                                             investor@fairchildsemi.com

                                             Corporate Communications:
                                             Fran Harrison
                                             207-775-8576
                                             fran.harrison@fairchildsemi.com

                                             Public Relations Firm:
                                             Barbara Ewen
                                             CHEN PR
                                             781-466-8282
                                             bewen@chenpr.com

         NEWS RELEASE

               Fairchild Semiconductor Reports Fourth Quarter and
                                Full 2002 Results

-        Total Sales Up 9% from Fourth Quarter 2001
-        Power Sales Up 13% from Fourth Quarter 2001
-        Positive Operating Cash Flow for 16th Consecutive Quarter
-        Company Plans Increased Investment in Advanced PowerTrench(R) Process
         Capability

South Portland, Maine - Fairchild Semiconductor (NYSE: FCS), one of the largest global suppliers of high performance power products for multiple end markets, today reported results for the fourth quarter and full year ended December 29, 2002. Fourth quarter sales were $353.9 million, 9% higher than fourth quarter 2001 sales and 2% lower than third quarter 2002 sales.

Fairchild reported net income in the quarter of $3.5 million, or $0.03 per diluted share, compared to a loss of $16.2 million, or $0.16 per share in the fourth quarter of 2001. During the quarter Fairchild had unusual charges net of gains of $9.6 million which included severance payments for previously announced employee reductions. The company also recorded a tax benefit for the quarter of $10.7 million. Operating cash flow was $62.5 million, positive for the sixteenth consecutive quarter. Free cash flow (operating cash flow less capital expenditures) was $20.5 million.

On a pro forma basis, which excludes amortization of acquisition-related intangibles, restructuring and impairments and other unusual items, Fairchild reported fourth quarter net income of $11.9 million, compared to pro forma net income of $0.4 million in the fourth quarter of 2001. Pro forma earnings were calculated using a 0% tax rate and were $0.10 per diluted share. The lower tax rate was due to a shift in income to regions with lower tax rates. If calculated with a 35% tax rate as reported by First Call in their consensus estimate of $0.07 per diluted share, pro forma earnings would have been $0.07 per diluted share, matching the consensus estimate.

2002 full year revenues were $1,411.9 million, compared to 2001 revenues of $1,407.7 million. The company reported a net loss of $2.5 million or $0.02 per share in 2002, compared with a net loss of $41.7 million or $0.42 per share in 2001. On a pro forma basis, Fairchild reported net income of $28.8 million or $0.26 per diluted share in 2002, compared with $23.5 million or $0.23 per diluted share in 2001.

"We continued our steady progress this quarter increasing design wins and growing new product sales," said Kirk Pond, president, CEO and chairman of the Board. "While the market environment remains very competitive, we have continued to improve our competitive positioning by investing in new products and by developing our field sales force and our manufacturing technology capabilities."

Highlights of the fourth quarter include the following:

-        Increased analog sales 16% year-over-year;

- Increased power analog and power discrete sales to $239 million, a 13% gain year-over-year;

- Gained significant power and analog design wins in battery protection, DVD, game console, notebook, cell phone, plasma displays, peripherals and PDA applications;

-        Recorded 16th straight quarter with positive operating cash flow;

- Increased balance sheet cash and marketable investments for sixth straight quarter;

- Combined unit shipments of our power discrete, analog, and other integrated circuit product lines reached an all time high; and

- Maintained end market segment balance with 15% of sales into communications, 32% into computing and displays, 21% into consumer, 27% into industrial and 5% into automotive.

"Orders from desktop PC, displays, notebooks, wireless networking, DVD players, digital cameras motor control, lighting, power supplies, battery protection, and engine management segments all grew quarter on quarter," said Pond. "Our strongest segment was computing, followed by consumer and industrial. Communications orders were up slightly, while automotive orders were flat.

"Average prices decreased about 4-5% in the fourth quarter, while unit shipments grew 4%," said Pond. "Our combined unit shipments of power discrete, analog and other integrated circuits reached an all time high this quarter. In our distribution channels, which currently make up about 60% of our total sales, worldwide resales and inventories were both down slightly from third quarter of 2002. Distributor inventories remained flat at about 13 weeks.

"We continued to enhance our sales capabilities to help drive higher margin design wins," said Pond. "We signed an agreement with Macnica I&C, a Japan-based distributor, to help drive sales and design activity and have already seen our Japan design wins increase in DVD, battery, printer and television tuner applications. We launched a global demand creation system for our distributors which utilizes RosettaNet internet interfacing to ease design win registration for our sales force. Our new product sales, which are sales from products less than three years old, topped $100 million, which is 25% higher than one year ago.

"During the first quarter of 2003 we plan to initiate a project which will double our advanced sub-micron PowerTrench(R) process production capability in our 8-inch fab in Mountaintop, Pennsylvania," said Pond. "Advanced MOSFETs built on our PowerTrench process typically generate gross margins that are two to three times higher than our older MOSFET products. This technology expansion will allow us to service a more profitable segment of the power MOSFET market from a much more efficient facility and also allow us to close our older 6-inch Mountaintop fab during the course of the year. The products currently built in this 6-inch fab are planned to be either upgraded into higher margin PowerTrench versions, or transferred to our Bucheon, South Korea facility. Combined with other actions already taken in Mountaintop, total cost savings from this project are anticipated to reach $6-7 million per quarter by the fourth quarter of 2003."

"During the quarter we generated $20.5 million in free cash flow, increased our cash and marketable investments by $18 million and reduced our days sales outstanding to 39 days," stated Joe Martin, Fairchild's executive vice president and CFO. "With our continuing efforts to insource epi production into our South Portland, Maine wafer fab and our planned production ramp in our new Suzhou, China assembly and test facility, plus the expansion of higher technology, lower cost manufacturing in Mountaintop, we expect to continue to drive higher efficiencies, lower costs, and better technical capabilities across our entire manufacturing base.

"Going forward we expect our revenues in the first quarter to be seasonally flat to down 5% from fourth quarter 2002 levels," said Martin. "Entering the quarter we had 70-75% of the backlog in place to hit this guidance. Backlog pricing for first quarter shipments is slightly lower than fourth quarter, so we expect gross margins to be in the range of 23% to 24% in the first quarter. As per our long term model, we expect R&D spending at around 6% of sales and SG&A spending to be around 10.5% of sales. Related to the 6-inch fab closure and product transfers we anticipate restructuring and other non-recurring charges of approximately $8-10 million in the first quarter and an additional $12-15 million throughout the remainder of the year, subject to business conditions. We plan capital spending for 2003 to be about 10% to 12% of sales."

This press release is accompanied by pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other unusual items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other unusual items), and a reconciliation from pro forma to GAAP results.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS:

The statements in the second-to-last paragraph above are forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic or political conditions (including as a result of terrorist attacks and responses to them); changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

FAIRCHILD SEMICONDUCTOR:

Fairchild Semiconductor (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial and automotive applications. Fairchild's 10,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

                   Fairchild Semiconductor International, Inc.
                       Pro Forma Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)

                                            Three Months Ended      Twelve Months Ended
                                          ----------------------    ----------------------
                                           Dec 29,     Dec 30,      Dec 29,      Dec 30,
                                             2002        2001         2002         2001
                                          ---------    ---------    ---------    ---------
Revenue:
 Net sales--trade                         $   345.1    $   313.2    $ 1,364.5    $ 1,338.9
 Contract manufacturing                         8.8         11.4         47.4         68.8
                                          ---------    ---------    ---------    ---------

    Total revenue                             353.9        324.6      1,411.9      1,407.7

Operating expenses:
 Cost of sales--trade                         261.3        236.3      1,023.2      1,003.5
 Cost of contract manufac-
  turing                                        6.9          9.9         36.9         47.6
 Research and development                      19.7         18.6         82.2         83.0
 Selling, general and
  administrative                               36.6         34.2        145.1        154.3
                                          ---------    ---------    ---------    ---------

    Total operating expenses                  324.5        299.0      1,287.4      1,288.4

Operating income                               29.4         25.6        124.5        119.3

Interest expense, net                          17.5         24.9         86.6         88.6
                                          ---------    ---------    ---------    ---------

Income before income taxes                     11.9          0.7         37.9         30.7

Provision for income taxes                     --            0.3          9.1          7.2
                                          ---------    ---------    ---------    ---------

Pro forma net income                      $    11.9    $     0.4    $    28.8    $    23.5
                                          ---------    ---------    ---------    ---------

Pro forma net income per common share:

    Basic                                 $    0.10    $    0.00    $    0.27    $    0.24
                                          ---------    ---------    ---------    ---------

    Diluted                               $    0.10    $    0.00    $    0.26    $    0.23
                                          ---------    ---------    ---------    ---------

Weighted average common shares:

    Basic                                     117.0         99.9        108.1         99.6
                                          ---------    ---------    ---------    ---------

    Diluted(1)                                118.1        104.3        111.6        102.9
                                          ---------    ---------    ---------    ---------

Pro forma statements of operations are intended to present the Company's operating results, excluding special items described below, for the periods presented.

During the three and twelve months ended December 29, 2002 and December 30, 2001 the special items included restructuring and impairments, purchased in-process research and development, costs associated with the redemption of the 10 1/8% Notes, an inventory charge associated with Analog re- structuring, a gain on sale of space and defense product line, and amortization of acquisition-related intangibles. These special items are presented using our calculated effective tax rate at the time.

(1) For the twelve months ended December 29, 2002 and December 30, 2001, diluted pro forma net income per common share is calculated using weighted average common shares that take into consideration the dilutive effect of stock options, which are anti-dilutive in the calculation of net loss per common share for those periods.

                   Fairchild Semiconductor International, Inc.
           Reconciliation of Net Income (Loss) to Pro Forma Net Income
                                  (In millions)
                                   (Unaudited)

                                   Three Months Ended     Twelve Months Ended
                                    -----------------       -----------------
                                   Dec 29,     Dec 30,     Dec 29,     Dec 30,
                                    2002        2001        2002        2001
                                    -----       -----       -----       -----
Net income (loss)                   $ 3.5       $(16.2)     $(2.5)      $(41.7)
Adjustments to reconcile net
income (loss) to pro forma
net income:

 Restructuring and impairments        8.6         7.2        12.2        21.4
 Purchased in-process research
  and development                      --          --         1.7        13.8
 Write-off of equity
  investment                           --         4.0          --         4.0
 Costs associated with the
  redemption of the 10 1/8%
  Notes                                --          --        22.1          --
 Inventory charge associated
  with Analog restructuring           1.6          --         1.6         2.5
 Gain on sale of space and
  defense product line               (0.6)         --       (21.1)         --
 Amortization of acquisition-
  related intangibles                 9.5        14.4        37.8        53.1
 Less associated tax effects         (4.3)       (9.0)      (16.6)      (29.6)
  Less other tax credits             (6.4)         --        (6.4)         --
                                    -----       -----       -----       -----

Pro forma net income                $11.9       $ 0.4       $28.8       $23.5
                                    -----       -----       -----       -----

                   Fairchild Semiconductor International, Inc.
                            Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)

                                        Three Months Ended      Twelve Months Ended
                                       ---------------------   -----------------------
                                        Dec 29,     Dec 30,     Dec 29,       Dec 30,
                                         2002        2001        2002          2001
                                       ---------   ---------   ---------     ---------
Revenue:
 Net sales--trade                      $   345.1   $   313.2   $ 1,364.5     $ 1,338.9
 Contract manufacturing                      8.8        11.4        47.4          68.8
                                       ---------   ---------   ---------     ---------

    Total revenue                          353.9       324.6     1,411.9       1,407.7

Operating expenses:
 Cost of sales--trade                      262.9       236.3     1,024.8       1,006.0
 Cost of contract manufac-
  turing                                     6.9         9.9        36.9          47.6
 Research and development                   19.7        18.6        82.2          83.0
 Selling, general and
  administrative                            36.6        34.2       145.1         154.3
 Amortization of acquisition-
  related intangibles(2)                     9.5        14.4        37.8          53.1
 Restructuring and impairments               8.6         7.2        12.2          21.4
 Purchased in-process research
  and development                             --          --         1.7          13.8
                                       ---------   ---------   ---------     ---------

    Total operating expenses               344.2       320.6     1,340.7       1,379.2
                                       ---------   ---------   ---------     ---------

Operating income                             9.7         4.0        71.2          28.5

Interest expense, net                       17.5        24.9        86.6          88.6

Other (income) expense                      (0.6)        4.0         1.0           4.0
                                       ---------   ---------   ---------     ---------

Loss before income taxes                    (7.2)      (24.9)      (16.4)        (64.1)

Benefit for income taxes                   (10.7)       (8.7)      (13.9)        (22.4)
                                       ---------   ---------   ---------     ---------

Net income (loss)(2)                   $     3.5   $   (16.2)  $    (2.5)    $   (41.7)
                                       ---------   ---------   ---------     ---------


Net income (loss) per common share:

    Basic                              $    0.03   $   (0.16)  $   (0.02)    $   (0.42)
                                       ---------   ---------   ---------     ---------

    Diluted(2)                         $    0.03   $   (0.16)  $   (0.02)    $   (0.42)


Weighted average common shares:

    Basic                                  117.0        99.9       108.1          99.6
                                       ---------   ---------   ---------     ---------

    Diluted                                118.1        99.9       108.1          99.6
                                       ---------   ---------   ---------     ---------

(2) In accordance with generally accepted accounting principles (GAAP), earnings for the three and twelve months ended December 30, 2001 reflect charges for the amortization of goodwill and assembled workforce of $4.8 million and $17.0 million, respectively, which are no longer being amortized with the adoption of FASB Statement No. 142. Net loss for the three and twelve months ended December 30, 2001 would have been $13.1 million, or $0.13 per diluted share, and $30.6 million, or $0.31 per diluted share, respectively, without this amortization charge.

                   Fairchild Semiconductor International, Inc.
                                 Balance Sheets
                                  (In millions)


                                                     December 29, December 30,
                                                         2002        2001
                                                       --------    --------
                                                      (unaudited)
                                     ASSETS

Current Assets:
 Cash and cash equivalents                             $  618.3    $  504.4
 Short-term marketable investments                          2.0          --
 Receivables, net                                         150.6       133.6
 Inventories                                              208.8       209.1
 Other current assets                                      40.6        28.4
                                                       --------    --------

    Total current assets                                1,020.3       875.5

Property, plant and equipment, net                        664.9       663.0
Intangible assets, net                                    438.5       479.8
Long-term marketable investments                           30.4          --
Other assets                                              133.6       130.9
                                                       --------    --------

    Total assets                                       $2,287.7    $2,149.2
                                                       --------    --------


               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current portion of long-term debt                     $    0.4    $    0.4
 Accounts payable                                         113.7       106.7
 Accrued expenses and other current
  liabilities                                              92.8        82.7
                                                       --------    --------

    Total current liabilities                             206.9       189.8

Long-term debt, less current portion                      852.8     1,138.2
Other liabilities                                          12.8        13.2
                                                       --------    --------

    Total liabilities                                   1,072.5     1,341.2

Total stockholders' equity                              1,215.2       808.0
                                                       --------    --------

    Total liabilities and stockholders'
     equity                                            $2,287.7    $2,149.2
                                                       --------    --------

                   Fairchild Semiconductor International, Inc.
                            Statements of Cash Flows
                                  (In millions)
                                   (Unaudited)

                                                        Year Ended
                                                  ---------------------
                                               December 29,   December 30,
                                                   2002           2001
                                                  ------         ------
Cash flows from operating activities:
Net loss                                          $ (2.5)        $(41.7)

 Adjustments to reconcile net loss
   to cash provided by operating
   activities:

    Depreciation and amortization                  171.5          179.1
    Restructuring and impairments                    4.6           11.7
    Purchased in-process research
     and development                                 1.7           13.8
    Other                                          (34.2)         (16.3)
    Changes in operating assets and
     liabilities, net of acquisitions               (4.0)           9.2
                                                  ------         ------

     Cash provided by operating
      activities                                   137.1          155.8
                                                  ------         ------

Cash flows from investing activities:

 Capital expenditures                             (130.0)        (117.8)
 Acquisitions and divestitures, net
  of cash acquired                                  23.9         (344.5)
 Purchase of marketable investments                (32.4)            --
 Other                                              (3.1)          (4.0)
                                                  ------         ------

     Cash used in investing activities            (141.6)        (466.3)
                                                  ------         ------


Cash flows from financing activities:

 Repayment of long-term debt                      (285.4)        (120.5)
 Issuance of long-term debt                           --          550.0
 Proceeds from issuance of common
  stock and from exercise of stock
  options, net                                     410.9            7.3
 Other                                              (7.1)         (23.7)
                                                  ------         ------

     Cash provided by financing activities         118.4          413.1
                                                  ------         ------

Net change in cash and cash equivalents            113.9          102.6

Cash and cash equivalents at beginning
of period                                          504.4          401.8
                                                  ------         ------

Cash and cash equivalents at end of
 period                                           $618.3         $504.4
                                                  ------         ------